Exhibit 99.1

Press release dated May 2, 2008 issued by Blount International, Inc.

Contact:	Calvin E. Jenness
Senior Vice President
Chief Financial Officer
503-653-4573
Release:	Immediately

Blount Announces Acquisition of Carlton Holdings, Inc.

Portland, OR, May 2, 2008: Blount International, Inc. [NYSE: BLT] ("Blount" or the "Company") announced today that it has acquired all the capital stock of Carlton Holdings, Inc. (“Carlton”) from its private shareholders.  Blount paid approximately $63 million in net consideration for the stock, primarily funded through the Company’s revolving credit facility.

Carlton, located in Milwaukie, Oregon, was founded in 1963 and is a manufacturer of saw chain.  Carlton employs approximately 400 employees, most at its Oregon manufacturing facility, and distributes the majority of its products to international markets.  Carlton’s sales for the last twelve months were approximately $57 million.

Blount’s Chairman and CEO James Osterman said, “The acquisition of Carlton is consistent with our intention to invest in and grow our core business, the Outdoor Products segment.  The added capacity and potential operating synergies of the combined entities make Carlton an attractive asset to own.  Carlton’s strengths in international markets where over 80% of their sales take place, fits well with our expansion plans globally and the additional capacity will accelerate the opportunities to take advantage of the weakened U.S. dollar in trading.”

Blount International, Inc. is a diversified international company that sells its products in more than 100 countries around the world.  The Company’s Outdoor Products segment is a leading provider of chains, bars and sprockets for the chainsaw industry, yard care accessories and concrete cutting saws.  For more information about Blount International, Inc., please visit the website at http://www.blount.com

Forward-looking statements in this release, including without limitation the Company's “expectations,” “approximations,” “beliefs,” “indications,” “estimates” and their variants, as defined by the Private Securities Litigation Reform Law of 1995, involve certain risks, and actual results subsequent to the date of this announcement may differ materially.